Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 27, 2009 with respect to the financial statements of Xenith Bank [In Organization] included in the Annual Report (Form 10-K) for the year ended December 31, 2009 of Xenith Bankshares, Inc. We also consent to the incorporation by reference of our report dated April 27, 2009 with respect to the financial statements of Xenith Bank [In Organization] in the Registration Statement on S-8 (333-153118) pertaining to the Stock Option Plan of Xenith Bankshares, Inc.

/s/ Ernst & Young LLP

March 31, 2010
Richmond, Virginia